Exhibit 99.1

Kroger Reports Second Quarter 2025 Results and

Updates Guidance for 2025

Second Quarter Highlights

•	Identical Sales without fuel increased 3.4%
•	Operating Profit of $863 million; EPS of $0.91
•	Adjusted FIFO Operating Profit of $1,091 million and Adjusted EPS of $1.04
•	eCommerce sales increased 16%

CINCINNATI, September 11, 2025 – The Kroger Co. (NYSE: KR) today reported its second quarter 2025 results, updated guidance and shared progress on key priorities.

Comments from Chairman and CEO Ron Sargent

“Kroger delivered another quarter of strong results, which demonstrates the clear and measurable progress we’ve made on our priorities – to simplify our organization, to improve the customer experience and to focus on work that creates the most value.”

Second Quarter Financial Results

	2Q25 ($ in millions; except EPS)	2Q24 ($ in millions; except EPS)
ID Sales(1) (Table 4)	3.4%	1.2%
Earnings Per Share	$0.91	$0.64
Adjusted EPS (Table 6)	$1.04	$0.93
Operating Profit	$863	$815
Adjusted FIFO Operating Profit (Table 7)	$1,091	$984
Gross Margin (Table 8)	22.5%	22.1%
FIFO Gross Margin Rate(2)	Increased 39 basis points (including 48 basis points increase from the sale of Kroger Specialty Pharmacy)
OG&A Rate(1)	Decreased 5 basis points (including 36 basis points increase from the sale of Kroger Specialty Pharmacy)

(1) Without fuel and adjustment items, if applicable.

(2) Without rent, depreciation and amortization, fuel and adjustment items, if applicable.

Total company sales were $33.9 billion in the second quarter compared to $33.9 billion for the same period last year, which included $718 million from Kroger Specialty Pharmacy sales. Excluding fuel and Kroger Specialty Pharmacy, sales increased 3.8% compared to the same period last year.

Gross margin was 22.5% of sales for the second quarter compared to 22.1% for the same period last year. The improvement in gross margin was primarily attributable to the sale of Kroger Specialty Pharmacy, lower supply chain costs, lower shrink, and decreased fuel sales, partially offset by the mix effect from growth in pharmacy sales, which has lower margins, and price investments.

The FIFO gross margin rate, excluding rent, depreciation and amortization, fuel and adjustment items increased 39 basis points compared to the same period last year. The improvement in rate was primarily attributable to the sale of Kroger Specialty Pharmacy, lower shrink and lower supply chain costs, partially offset by the mix effect from growth in pharmacy sales, which has lower margins, and price investments.

The LIFO charge for the quarter was $62 million, compared to a LIFO charge of $21 million for the same period last year.

The Operating, General and Administrative rate, excluding fuel and adjustment items, decreased 5 basis points compared to the same period last year. The decrease in rate was primarily attributable to improved productivity and a favorable comparison to prior year, which included certain non-recurring charges, partially offset by the sale of Kroger Specialty Pharmacy.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval.

During the fourth quarter of Kroger’s fiscal 2024, Kroger entered into a $5 billion accelerated share repurchase program (ASR), which is expected to be completed in Kroger’s fiscal third quarter 2025. The ASR is being completed under Kroger’s $7.5 billion share repurchase authorization. After completion of the ASR program, Kroger expects to resume open market share repurchases under the remaining $2.5 billion authorization. Kroger expects to complete these open market share repurchases by the end of fiscal 2025, which is contemplated in full-year guidance.

Kroger’s net total debt to adjusted EBITDA ratio is 1.63, compared to 1.24 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger’s strong balance sheet provides ample opportunities for the Company to invest in the business and enhance shareholder value.

Full-Year 2025 Guidance*

Adjusted Metric*	FY25 Guidance as of June 20, 2025	FY25 Guidance as of September 11, 2025
Identical Sales without fuel	2.25% - 3.25%	2.7% - 3.4%
Operating Profit	$4.7 - $4.9 billion	$4.8 - $4.9 billion
EPS	$4.60 - $4.80	$4.70 - $4.80
Free Cash Flow	$2.8 - $3.0 billion	$2.8 - $3.0 billion
Cap Ex	$3.6 - $3.8 billion	$3.6 - $3.8 billion
Tax Rate**	23%	22%

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2025 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2025 GAAP financial results.

** The adjusted tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations and changes in tax laws and policies, which cannot be predicted.

Comments from CFO David Kennerley

“Kroger’s second quarter results reflect continued momentum in our business. Sales growth has been strong, led by pharmacy, eCommerce and Fresh, and we are encouraged by the improvement in grocery volumes.

As a result, we are raising our identical sales without fuel guidance to a new range of 2.7% to 3.4%. We are also raising the lower end of our adjusted FIFO net operating profit and net earnings per diluted share guidance, to new ranges of $4.8 to $4.9 billion and $4.70 to $4.80, respectively.”

About Kroger

At The Kroger Co. (NYSE: KR), we are, across our family of companies more than 400,000 associates who serve over 11 million customers daily through an eCommerce and store experience under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

Kroger's second quarter 2025 ended on August 16, 2025.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute “forward-looking statements” about Kroger’s financial position and the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “committed,” “continue,” “drive,” “expect,” “future,” “guidance,” “may,” “model,” “opportunities,” “strategy,” “target,” “trends,” and variations of such words and similar phrases. Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary, disinflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including wars and conflicts; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates, along with changes in federal policy and at regulatory agencies; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and eCommerce; the outcome of litigation matters, including those relating to the terminated transaction with Albertsons; and the risks relating to or arising from our opioid litigation settlements, including the risk of litigation relating to persons, entities, or jurisdictions that do not participate in those settlements . Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger’s adjusted effective tax rate may differ from the expected rate due to changes in tax laws and policies, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on September 11, 2025 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, September 11, 2025.

2nd Quarter 2025 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items
8.	Gross Margin

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Contacts: Media: Erin Rolfes (513) 762-1080; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2025		2024		2025		2024
SALES	$33,940	100.0%	$33,912	100.0%	$79,058	100.0%	$79,181	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	26,130	77.0	26,261	77.4	60,681	76.8	61,385	77.5
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,967	17.6	5,886	17.4	13,890	17.6	13,490	17.0
RENT	202	0.6	199	0.6	473	0.6	469	0.6
DEPRECIATION AND AMORTIZATION	778	2.3	751	2.2	1,829	2.3	1,728	2.2

OPERATING PROFIT	863	2.5	815	2.4	2,185	2.8	2,109	2.7

OTHER INCOME (EXPENSE)

NET INTEREST EXPENSE	(144)	(0.4)	(84)	(0.2)	(343)	(0.4)	(207)	(0.3)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN (EXPENSE) BENEFITS	(3)	-	3	-	(4)	-	6	-
GAIN (LOSS) ON INVESTMENTS	56	0.2	(121)	(0.4)	37	-	(105)	(0.1)

NET EARNINGS BEFORE INCOME TAX EXPENSE	772	2.3	613	1.8	1,875	2.4	1,803	2.3

INCOME TAX EXPENSE	162	0.5	148	0.4	397	0.5	382	0.5

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	610	1.8	465	1.4	1,478	1.9	1,421	1.8

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	(1)	-	3	-	8	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$609	1.8%	$466	1.4%	$1,475	1.9%	$1,413	1.8%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.91		$0.64		$2.22		$1.94

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	662		723		661		722

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.91		$0.64		$2.20		$1.93

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	665		727		664		728

DIVIDENDS DECLARED PER COMMON SHARE	$0.35		$0.32		$0.67		$0.61

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge, rent and depreciation and amortization.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $62 and $21 were recorded in the second quarters of 2025 and 2024, respectively. For the year-to-date period, LIFO charges of $102 and $62 were recorded for 2025 and 2024, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 16,	August 17,
	2025	2024
ASSETS
Current Assets
Cash	$215	$233
Temporary cash investments	4,668	2,553
Store deposits in-transit	1,133	1,091
Receivables	2,211	2,149
Inventories	6,843	6,643
Assets held for sale	-	589
Prepaid and other current assets	735	805

Total current assets	15,805	14,063

Property, plant and equipment, net	25,947	25,708
Operating lease assets	6,812	6,786
Intangibles, net	866	866
Goodwill	2,674	2,673
Other assets	1,486	1,347

Total Assets	$53,590	$51,443

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$827	$196
Current portion of operating lease liabilities	673	666
Accounts payable	10,183	10,344
Accrued salaries and wages	1,315	1,261
Liabilities held for sale	-	192
Other current liabilities	3,701	3,473

Total current liabilities	16,699	16,132

Long-term debt including obligations under finance leases	17,132	12,034
Noncurrent operating lease liabilities	6,546	6,485
Deferred income taxes	1,387	1,531
Pension and postretirement benefit obligations	376	377
Other long-term liabilities	2,173	2,372

Total Liabilities	44,313	38,931

Shareowners' equity	9,277	12,512

Total Liabilities and Shareowners' Equity	$53,590	$51,443

Total common shares outstanding at end of period	662	723
Total diluted shares year-to-date	664	728

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,478	$1,421
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,829	1,728
Asset impairment and store closure charges	114	31
Operating lease asset amortization	318	327
LIFO charge	102	62
Share-based employee compensation	83	89
Deferred income taxes	(31)	(31)
Gain on the sale of assets	(6)	(9)
(Gain) loss on investments	(37)	105
Other	(29)	10
Changes in operating assets and liabilities:
Store deposits in-transit	179	124
Receivables	(12)	(256)
Inventories	92	271
Prepaid and other current assets	(91)	(202)
Accounts payable	(14)	176
Accrued expenses	181	(74)
Income taxes receivable and payable	6	95
Operating lease liabilities	(291)	(296)
Other	(183)	(107)

Net cash provided by operating activities	3,688	3,464

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,968)	(2,179)
Proceeds from sale of assets	36	309
Other	(175)	(35)

Net cash used by investing activities	(2,107)	(1,905)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt including obligations under finance leases	(122)	(99)
Dividends paid	(422)	(420)
Proceeds from issuance of capital stock	163	93
Treasury stock purchases	(203)	(116)
Other	(73)	(100)

Net cash used by financing activities	(657)	(642)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	924	917

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	3,959	1,883
END OF PERIOD	$4,883	$2,800

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,968)	$(2,179)
Payments for lease buyouts	11	46
Changes in construction-in-progress payables	(73)	57
Total capital investments, excluding lease buyouts	$(2,030)	$(2,076)

Disclosure of cash flow information:
Cash paid during the year for net interest	$370	$192
Cash paid during the year for income taxes	$415	$197

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure, and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, jewelry and ship-to-home solutions.  Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. We include Kroger Delivery sales as identical if the delivery occurs in an existing Kroger Supermarket geography or when the location has been in operation for five full quarters.

IDENTICAL SALES

			EXCLUDING ADJUSTMENT ITEMS
	SECOND QUARTER		YEAR-TO-DATE (a)		YEAR-TO-DATE
	2025	2024	2025	2024	2025	2024
EXCLUDING FUEL	$30,019	$29,019	$69,785	$67,554	$70,045	$67,885

EXCLUDING FUEL	3.4%	1.2%	3.3%	0.8%	3.2%	0.8%

(a)	Identical sales, excluding fuel, were adjusted to exclude stores involved in the labor disputes in Colorado in the first quarter of 2025. Identical sales, excluding fuel, were excluded for the first four weeks of the first quarter for stores involved in this labor dispute.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 16,	August 17,
	2025	2024	Change
Current portion of long-term debt including obligations under finance leases	$827	$196	$631
Long-term debt including obligations under finance leases	17,132	12,034	5,098

Total debt	17,959	12,230	5,729

Less: Temporary cash investments	4,668	2,553	2,115

Net total debt	$13,291	$9,677	$3,614

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter 52-week basis.

	ROLLING FOUR QUARTERS ENDED
	August 16,	August 17,
	2025	2024
Net earnings attributable to The Kroger Co. on a 53-week basis in fiscal year 2023	$2,727	$2,795
LIFO charge	135	73
Depreciation and amortization	3,347	3,179
Net interest expense	586	401
Income tax expense	685	781
Adjustment for loss on investments	6	244
Adjustment for severance charge and related benefits	79	-
Adjustment for impairment of intangible assets	30	-
Adjustment for property losses	25	-
Adjustment for merger-related costs (a)	361	544
Adjustment for merger-related litigation and settlement charges	136	-
Adjustment for opioid settlement charges and vendor reserves	(5)	-
Adjustment for gain on sale of Kroger Specialty Pharmacy	(79)	-
Adjustment for labor dispute charges	44	-
Adjustment for store closures	100	-
Adjustment for executive stock compensation for a former executive	(21)	-
53rd week EBITDA adjustment	-	(187)
Other	(14)	(10)

Adjusted EBITDA	$8,142	$7,820

Net total debt to adjusted EBITDA ratio on a 52-week basis	1.63	1.24

(a)	Merger related costs primarily include third-party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Net earnings attributable to The Kroger Co.	$609	$466	$1,475	$1,413

Adjustment for (gain) loss on investments (a)(b)	(43)	92	(28)	80
Adjustment for labor dispute charges (a)(c)	-	-	33	-
Adjustment for store closures (a)(d)	-	-	77	-
Adjustment for executive stock compensation for a former executive (a)(e)	-	-	(16)	-
Adjustment for merger-related costs (a)(f)	-	123	-	266
Adjustment for merger-related litigation and settlement charges (a)(g)	92	-	102	-
Adjustment for opioid settlement charges and vendor reserves (a)(h)	-	-	17	-
Adjustment for severance charge and related benefits (a)(i)	37	-	37	-
Executive stock compensation for a former executive income tax adjustment	-	-	(7)	-
Held for sale income tax adjustment	-	-	-	(31)

2025 and 2024 Adjustment Items	86	215	215	315

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$695	$681	$1,690	$1,728

Net earnings attributable to The Kroger Co. per diluted common share	$0.91	$0.64	$2.20	$1.93

Adjustment for (gain) loss on investments (j)	(0.06)	0.12	(0.04)	0.10
Adjustment for labor dispute charges (j)	-	-	0.05	-
Adjustment for store closures (j)	-	-	0.12	-
Adjustment for executive stock compensation for a former executive (j)	-	-	(0.03)	-
Adjustment for merger-related costs (j)	-	0.17	-	0.37
Adjustment for merger-related litigation and settlement charges (j)	0.14	-	0.16	-
Adjustment for opioid settlement charges and vendor reserves (j)	-	-	0.03	-
Adjustment for severance charge and related benefits (j)	0.05	-	0.05	-
Executive stock compensation for a former executive income tax adjustment (j)	-	-	(0.01)	-
Held for sale income tax adjustment (j)	-	-	-	(0.04)

2025 and 2024 Adjustment Items	0.13	0.29	0.33	0.43

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$1.04	$0.93	$2.53	$2.36

Average number of common shares used in diluted calculation	665	727	664	728

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustments for (gain) loss on investments were $(56) and $121 in the second quarters of 2025 and 2024, respectively. The year-to-date pre-tax adjustments for (gain) loss on investments were $(37) and $105 in the first two quarters of 2025 and 2024, respectively.

(c)	The pre-tax adjustments to Sales, COGS and OG&A expenses for labor dispute charges was $44.

(d)	The pre-tax adjustment to OG&A expenses for store closures was $100.

(e)	The pre-tax adjustment to OG&A expenses for executive stock compensation for a former executive was $(21).

(f)	The pre-tax adjustments to OG&A expenses for merger-related costs were $148 in the second quarter of 2024. The year-to-date pre-tax adjustments to OG&A expenses for merger-related costs were $323 for the first two quarters of 2024.

(g)	The pre-tax adjustment to OG&A expenses for merger-related litigation and settlement charges was $121 in the second quarter of 2025. The year-to-date pre-tax adjustments to OG&A expenses for merger-related litigation and settlement charges was $136 for the first two quarters of 2025.

(h)	The pre-tax adjustments to OG&A expenses for opioid settlement charges and vendor reserves was $22.

(i)	The pre-tax adjustment to OG&A expenses for severance charge and related benefits was $47.

(j)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2025 Second Quarter Adjustment Items include adjustments for the gain on investments, merger-related litigation and settlement charges and the severance charge and related benefits.

2025 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2025 for the loss on investments, labor dispute charges, store closures, executive stock compensation for a former executive, merger-related litigation costs, opioid settlement charges and vendor reserves and executive stock compensation for a former executive income tax.

2024 Second Quarter Adjustment Items include adjustments for the loss on investments and merger related costs.

2024 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2024 for gain on investments, merger related costs and held for sale income tax.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over-year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Operating profit	$863	$815	$2,185	$2,109
LIFO charge	62	21	102	62

FIFO operating profit	925	836	2,287	2,171

Adjustment for merger-related costs (a)	-	148	-	323
Adjustment for merger-related litigation and settlement charges	121	-	136	-
Adjustment for opioid settlement charges and vendor reserves	-	-	22	-
Adjustment for labor dispute charges	-	-	44	-
Adjustment for store closures	-	-	100	-
Adjustment for executive stock compensation for a former executive	-	-	(21)	-
Adjustment for severance charge and related benefits	47	-	47	-
Other	(2)	-	(5)	(11)

2025 and 2024 Adjustment items	166	148	323	312

Adjusted FIFO operating profit excluding the adjustment items above	$1,091	$984	$2,610	$2,483

(a)	Merger related costs primarily include third party professional fees and credit facility fees associated with the terminated merger with Albertsons Companies, Inc.

Table 8. Gross Margin

(in millions, except percentages)

(unaudited)

In the Consolidated Statements of Operations within Table 1, the Company separately presents rent and depreciation and amortization to evaluate operational effectiveness. The table below calculates gross margin in accordance with Generally Accepted Accounting Principles ("GAAP") by including a portion of rent and depreciation and amortization related to the Company's manufacturing and warehousing and transportation activities.

The following table provides the calculation of gross profit and gross margin in accordance with GAAP.

	SECOND QUARTER		YEAR-TO-DATE
	2025	2024	2025	2024
Sales	$33,940	$33,912	$79,058	$79,181
Merchandise costs, including advertising, warehousing and transportation and LIFO charge, excluding rent and depreciation and amortization
	26,130	26,261	60,681	61,385
Rent	13	17	31	40
Depreciation and amortization	151	135	344	316
Gross profit	$7,646	$7,499	$18,002	$17,440

Gross margin	22.5%	22.1%	22.8%	22.0%